Exhibit 5.1

May 19, 2025

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648

Re:	Registration Statement on Form S-1, as amended (File No. 333-286403)

Ladies and Gentlemen:

We have acted as counsel for Imunon, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-286403) (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering a proposed offering of $8,000,000 in securities, consisting of (i) shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or pre-funded warrants (the “Pre-Funded Warrants”), each having the right to purchase one share of Common Stock (“Pre-Funded Warrant Shares”), in lieu of Shares, and (ii) common warrants (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) to purchase shares of Common Stock (“Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares”). As noted in the Registration Statement, for each Pre-Funded Warrant sold, the number of Shares sold will be decreased on a one-for-one basis.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) the Registration Statement and the Prospectus, (iv) the form of Common Warrant, (v) the form of Pre-Funded Warrant, and (vi) such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares, when duly issued and sold by the Company as contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid, and non-assessable, (ii) the Warrants, when duly issued and sold by Company as contemplated in the Registration Statement and the Prospectus, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares have been duly authorized and, when issued upon the due exercise of the Warrants, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and, with respect to the enforceability of the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property and (m) the severability, if invalid, of provisions to the foregoing effect. Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP